EXHIBIT 20.1(j)

CITIBANK OMNI-S MASTER TRUST

(formerly known as Sears Credit Account Master Trust II)

SERIES 2002-4

2005 ANNUAL STATEMENT

Pursuant to the terms of the letter issued by the Securities and Exchange Commission dated August 24, 1995 (granting relief to the Trust from certain reporting requirements of the Securities Exchange Act of 1934, as amended), aggregated information regarding the performance of Accounts and payments to Investor Certificateholders in respect of the Due Periods related to the eleven Distribution Dates which occurred in 2005 is set forth below.

1)	The total amount of the distribution to Investor Certificateholders during 2005, per $1,000 interest.
	Class A	$1,020.23
	Class B	$1,025.66
	Class C	$1,000.00

2)	The amount of the distribution set forth in paragraph 1 above in respect of interest on the Investor Certificates, per $1,000 interest.
	Class A	$20.23
	Class B	$25.66
	Class C	$0.00

3)	The amount of the distribution set forth in paragraph 1 above in respect of principal on the Investor Certificates, per $1,000 interest.
	Class A	$1,000.00
	Class B	$1,000.00
	Class C	$1,000.00

4)	The aggregate amount of Collections of Principal Receivables processed during the related Due Periods.	$8,148,255,647.66

5)	The aggregate amount of Collections of Finance Charge Receivables processed during the related Due Periods.	$1,733,212,223.39

6)	The aggregate amount of Collections of Principal Receivables processed during the related Due Periods which were allocated in respect of the Investor Certificates.	$5,973,534,356.84

7)	The aggregate amount of Collections of Finance Charge Receivables processed during the related Due Periods which were allocated in respect of the Investor Certificates.	$1,271,022,918.20

8)	The aggregate amount of Additional Allocable Amounts processed during the related Due Periods which were allocated in respect of the Investor Certificates.	$83,364,299.52

9)	The aggregate amount of Collections of Principal Receivables processed during the related Due Periods which were allocated in respect of the Seller Certificates.	$2,174,721,290.82

10)	The aggregate amount of Collections of Finance Charge Receivables processed during the related Due Periods which were allocated in respect of the Seller Certificates.	$462,189,305.19

11)	The aggregate amount of Additional Allocable Amounts processed during the related Due Periods which were allocated in respect of the Seller Certificates.	$0.00

12)	The excess of the Investor Charge-Off Amount over the sum of) payments in respect of the Available Subordinated Amount and (ii) Excess Servicing, if any (an "Investor Loss"), per $1,000 interest.	$0.00

13)	The aggregate amount of Investor Losses in the Trust during 2005, per $1,000 interest.	$0.00

14)	The total reimbursed to the Trust from the sum of the Available subordinated Amount and Excess Servicing, if any, in respect of Investor Losses, per $1,000 interest.	$0.00

15)	The amount of the Investor Monthly Servicing Fee payable by the Trust to the Servicer.	$130,097,314.26

16)	The Class A and Class B Controlled Amortization Amount Shortfall, as of the end of the reportable year.	$0.00